UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 20, 2018

Commission File Number: 000-55843

Techpoint, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	80-0806545
( State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2550 N. First Street, #550

San Jose, CA 95131 USA

(408) 324-0588

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As reported by Techpoint, Inc. (the “Company”), on August 30, 2018, Yuki Tegarden departed as the Chief Financial Officer and Secretary of the Company.

On September 20, 2018, the Company and Ms. Tegarden entered into a separation agreement and release (the “Separation Agreement”) that provides, among other things, that in exchange for a general release of claims against the Company, Ms. Tegarden will receive: (i) a cash payment in the amount of $12,016.67; and (ii) eligibility to continue to vest 20,000 shares of Common Stock that were unvested at the time of the separation date in equal monthly installments over the next 12 full months following Ms. Tegarden’s departure.  The unvested shares underlie Ms. Tegarden’s existing option to purchase shares of the Company’s Common Stock at $0.97 per share.  The continued vesting is contingent upon Ms. Tegarden’s compliance with her obligations under the Separation Agreement, including a non-solicitation clause and remaining available to assist in an orderly transition of her duties and responsibilities.  The remaining unvested shares underlying Ms. Tegarden’s options were cancelled at the time of the separation.

The foregoing summary of the Separation Agreement is qualified by reference to the Separation Agreement, which is filed herewith as Exhibit 10.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1	Separation Agreement and Release, dated September 20, 2018, by and between Techpoint, Inc. and Yukiko Tegarden.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Techpoint, Inc.

Date: September 27, 2018	By:	/s/ Fumihiro Kozato
Fumihiro Kozato
President and Chief Executive Officer (Principal Executive Officer)

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